Exhibit 10.3
ZipRealty Inc. Management Incentive Plan – Fiscal Year 2008
General Purpose: This ZipRealty Inc. (“Company”) Management Incentive Plan – Fiscal Year 2008 (“Plan”) is designed to motivate and retain the Company’s Management (as defined herein) to achieve the Company’s financial and operational goals for Fiscal Year 2008, as well as to retain such persons in the employ of the Company. Management as used in this Plan includes all employees of the Company holding the position of Vice President or higher and all headquarters-based full-time “Exempt” (pursuant to federal and state wage and hour law) employees. “Management” specifically excludes all District Directors, Sales Management, as defined in the Sales Management 2008 Incentive Plan, and other employees not specifically identified in this paragraph.
Duration: This Plan will be in effect for the Company’s fiscal year ending December 31, 2008 (“Fiscal Year 2008”), meaning that the performance period determining whether bonuses will be paid upon satisfaction of performance objectives is Fiscal Year 2008 (though such payments, if earned, will be made following the end of this Fiscal Year as set forth below).
Plan Administrator: The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) shall administer this Plan with respect to “Eligible Persons” (as defined below) who are executive officers of the Company, and the Company’s Chief Executive Officer, in consultation with the Committee, shall administer this Plan with respect to other Eligible Persons (as applicable, the “Administrator”).
Eligible Persons: Individuals eligible to earn an incentive payment under this plan include Management who are employed by the Company (i) from January 1, 2008 through December 31, 2008, without interruption (except as set forth in the “Proration” section of this Plan), and (ii) on the date following the end of Fiscal Year 2008 when the Plan Administrator completes its review of Fiscal Year 2008 performance, calculates and approves the payment of bonuses under this Plan.
Proration: In the sole discretion of the Administrator, a pro-rated incentive bonus may be paid under this Plan for any member of Management who became eligible to participate in the Plan after the beginning of Fiscal Year 2008.   Incentive Pool: The Committee, in consultation with the Company’s Chief Executive Officer will establish an incentive pool of funds available for payout under this Plan if the Company meets the “Minimum Revenue” as set forth by the Committee, and does not exceed the “Maximum Adjusted Pro Forma Loss” 1 or “Minimum Adjusted Pro Forma Income”, as set forth by the Committee. The Committee will determine a Maximum Adjusted Pro Forma Loss or Minimum Adjusted Pro Forma Income, as applicable for each level of revenue under this Plan.
Incentive Amount: Subject to the terms and conditions of this Plan, Eligible Persons may earn payment of an “Incentive Amount” determined as a percentage of his or her annual base salary at December 31, 2008 (“Base Salary”).

[1]	The term “Pro Forma” is as defined in the Company’s publicly filed financial statements.

The Incentive Amounts will be as follows:
Eligible Persons may earn incentives based on the Company’s achievement of “Minimum-Target”, “Target” and “Profitability” Targets, determined pursuant to a “Linear Calculation” described below taking into account annual revenue and corresponding adjusted pro forma income (or loss). (All revenue, income and target amounts are determined with reference to Fiscal Year 2008). The Committee shall set forth the Targets, in its sole discretion, in consultation with the Chief Executive Officer. The Committee may also, in its sole discretion set forth any conditions that it deems appropriate, required for an incentive to be earned at each Target. Further, the Committee may, at any time, in its sole discretion modify any Target(s) taking into account various factors, including but not limited to, general business and market conditions.
The Incentive Amounts for Company revenue falling between Minimum and Profitability Targets, will be determined pursuant to a “Linear Calculation”, which refers to a calculation based on Minimum Revenue and corresponding Maximum Adjusted Pro Forma Loss or Minimum Adjusted Pro Forma Income, as set forth by the Committee.
In order for Eligible Persons to earn incentives that correspond with achievement of 112.5% of Target annual revenue or above, Company must achieve an annual rate of increase in closed transactions for Existing Markets at a rate that is at least twenty-five (25) percentage points higher than the market for fiscal year 2008.
Incentive Amounts will be calculated, subject to the provisions of this Plan, as follows:

Position	Minimum-Target	Target	Profitability
CEO	50%	100%	150%
Officer Vice President	22.5%	45%	67.5%
Non-Officer Vice President	15%	30%	45%
Profitability Incentive: Additionally, in the event that the Company exceeds Profitability, the Administrator shall, at the end of the applicable calendar year, establish a bonus pool equal to 20% of all pro forma earnings above profitability to be distributed to Eligible Persons under this Incentive Plan or Eligible Persons or Participants under other ZipRealty 2008 Incentive Plans as incentive payments in amounts determined by the CEO, or the CEO in consultation with the Committee as necessary.
Agent Productivity Multiplier: Eligible Persons may earn an additional incentive in the form of a “Productivity Multiplier” of 1.25% if the Company achieves annual revenue of at least 112.5% of Target revenue and M12 agents achieve average productivity of 1 deal per month for the calendar year. In such case, the Incentive Amount otherwise calculated above (including the Profitability Incentive) for the Eligible Person shall be multiplied by a factor of 1.25 in calculating the Actual Incentive. This multiplier shall be calculated based on full year performance at the end of the fiscal year.

Payment:
Earned incentives under this Plan (except the Profitability Incentive and Agent Productivity Multiplier, which shall be calculated and paid at year end only) may be paid in two installments as set forth below:
Mid-Year Installment: The Committee, in consultation with the Chief Executive Officer shall, in its discretion, establish “Mid-Year Targets” to correspond with the Minimum, Target, and Profitability Targets set forth above, based on Company performance through June 30, 2008. If the Minimum Mid-Year Target or greater is achieved, Eligible Persons may earn 1/3 (33.3%) of the total incentive payment associated with corresponding annual Target. The Mid-Year Incentive Amounts for Company revenue and income falling between Mid-Year Targeted points will be determined on a linear basis between points. Payment of the Mid-Year Installment is subject to all provisions and conditions in this Plan.
The Company will pay any Mid-Year installment of the Incentive through an award of restricted common stock of the Company (“Restricted Stock”) under the Company’s 2004 Equity Incentive Plan (the “Plan); provided that if the applicable share limits of the Plan have been exceeded the Company may settle Mid-Year installments in cash. The number of shares of Restricted Stock subject to a particular Eligible Person’s Restricted Stock award will equal that Eligible Person’s Mid-Year installment (expressed as a cash amount) divided by the Fair Market Value (as such term is defined in the Plan) of a share of the Company’s common stock as of the date the Committee meets to determine the extent (if any) to which the Mid-Year Targets have been achieved and grant any corresponding awards of Restricted Stock, rounded down to the nearest whole share. The Restricted Stock will be granted no later than September 30, 2008. Of the total number of shares subject to a particular Eligible Person’s award, fifty percent 50% of the Restricted Stock will vest on January 1, 2009, subject to the Eligible Person’s continued employment by the Company or one of its Subsidiaries (as such term is defined in the Plan) through that date, and the remainder of Restricted Stock will vest on July 1, 2009, subject to the Eligible Person’s continued employment by the Company or one of its Subsidiaries (as such term is defined in the Plan) through that date. In the event the Eligible Person’s employment with the Company or one of its Subsidiaries terminates (regardless of the reason) before that vesting date, the Eligible Person’s Restricted Stock shall automatically be forfeited to the Company and the Company will have no obligation to make any payment to the Eligible Person in respect thereof or with respect thereto. At or promptly following the grant of shares of Restricted Stock in accordance with the foregoing, the Company will deliver an award agreement to each recipient of such a grant. The award agreement will set forth the number of shares awarded to the recipient and the detailed terms and conditions of the award. The grant will be subject to the terms and conditions of the Plan (including, without limitation, the transfer limitations of Sections 7(c) and 12 of the Plan, as applicable, the adjustment provisions of Section 13 of the Plan, and the withholding provisions of Section 14 of the Plan) and the applicable award agreement. The Company’s obligation to pay (in the form of a stock award or otherwise) any portion of a Mid-Year installment otherwise due to an Eligible Person is subject to the condition precedent that the Eligible Person agree to be bound by, execute and return to the Company (promptly after the Company delivers the applicable award agreement to the Eligible Person) the award agreement relating to the award of Company common stock to the Eligible Person and such escrow agreement or escrow instructions (in the form provided by the Company) that may relate to the Restricted Stock (each in substantially the customary form used by the Company in connection with its award of Restricted Stock under the Plan). In addition, and notwithstanding any other provision of this Plan to the contrary, if the Company pays any Mid-Year Installment in the form of Restricted Stock, in no event shall any portion of the related incentive under this Plan be considered to have been “earned” unless and until the vesting conditions applicable to such Restricted Stock have been satisfied.
End of Year Installment: If the Minimum Target or greater is achieved, Eligible Persons may earn the Incentive Amount as calculated above, less any amount paid as a Mid-Year Installment (which Mid-Year installment will equal, for this purpose, the dollar amount used to determine the number of shares of Restricted Stock granted to the Eligible Person).
Performance Adjustment: The Administrator shall have discretion to adjust any Eligible Person’s Incentive Amount based on his or her job performance for Fiscal Year 2008 (the “Adjusted Incentive Amount”) by reducing or increasing the Incentive Amount as the Administrator, in it’s sole discretion deems appropriate, including elimination of the Incentive Award.
Calculation and Approval. An Eligible Person’s Incentive Amount or Adjusted Incentive Amount, as determined in the manner set forth above, is that Eligible Person’s “Actual Incentive” with respect to Fiscal Year 2008. All calculations of each participant’s Actual Incentive must be approved by the Administrator with respect to such participant and the total amount of the aggregate incentive pool to be paid hereunder to all Eligible Persons must be approved by the Committee after such consultation with the Board as it deems appropriate.
Payouts: All amounts, if any, to be paid out hereunder shall be paid within a reasonable amount of time following determination by the Committee that there shall be a pool from which to make such payments with respect to Fiscal Year 2008.

Future Incentive Periods: This Plan is in effect only with respect to Fiscal Year 2008. Nothing in this Plan provides for or implies the establishment or payment of any bonuses with respect to future periods.
Merger or Acquisition: The Board of Directors may modify this Plan, including terminate it without making payments hereunder, with respect to Fiscal Year 2008 in its sole discretion in the event of a merger or acquisition of the Company.

Administration: The Committee has sole and exclusive discretionary authority to interpret this Plan and adopt such rules and regulations for carrying out this Plan as it deems appropriate. The Committee may, in its discretion modify or terminate this Plan. Decisions by the Committee are final and binding on all parties to the maximum extent allowed by law.
Employment is Terminable At Will: Nothing in this Plan or in any award of Restricted Stock will interfere with or limit in any way the right of the Company or the right of any individual to alter or terminate the employment relationship at any time, with or without cause.
General Terms and Conditions: Amounts to be paid under this Plan in cash (as opposed to the grant of Restricted Stock) will be paid from the general funds of the Company. Nothing in this Plan will be construed to create a trust or establish any evidence of any individual’s claim of any right to payment other than as an unsecured general creditor of the Company. All payments to be made in cash (as opposed to the grant of Restricted Stock) will be made in the currency in which the individual is regularly paid.
Tax Withholding: All payments will be subject to the satisfaction of applicable federal, state, local or similar income withholding requirements and to any employment tax withholding requirements. The Company shall withhold all applicable amounts required by law from any payments hereunder. In the case of any delivery of Company common stock (including, without limitation, Restricted Stock) to an Eligible Person under this Plan, the Company may, in its discretion, withhold and reacquire the appropriate number of whole shares of Company common stock, valued at their then Fair Market Value (as defined in the Plan), from the portion of the stock award granted to the Eligible Person that is fully vested at grant to satisfy any withholding obligations of the Company or its subsidiaries with respect to such award (including the portion of such withholding obligations that relate to the Eligible Person’s Restricted Stock or making of an election under Section 83(b) of the Internal Revenue Code with respect thereto), with such withholding at the minimum applicable withholding rates. In the event that the Company cannot for any reason, or elects not to, satisfy all such withholding obligations arising in connection with the delivery of Company common stock (including, without limitation, Restricted Stock) in such fashion, the Company shall be entitled to require a cash payment by or on behalf of the Eligible Person of the amount to be withhold as a condition precedent to any obligation of the Company to deliver the related shares. To the extent an Eligible Person does not make an election under Section 83(b) of the Internal Revenue Code with respect to the grant of Restricted Stock, the Restricted Stock will be subject to the tax withholding provisions of the related award agreement.
Governing Law; Severability: This Plan will be construed, administered and governed in all respects in accordance with the internal laws of the State of California. In the event that any provision of this Plan is held illegal or invalid for any reason, such holding will not affect the remaining provisions of this Plan, and this Plan will be construed and enforced as if the illegal and invalid provision had not been included.
Entire Agreement. This Plan including Addendum 1, which is incorporated herein by reference, and any resolutions of the Compensation Committee amending the Plan, is the entire understanding between the Company and any participant regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary or affiliate, or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Fiscal Year 2008 will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan (including, without imitation, the grant and payment of Restricted Stock) are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

ZipRealty Inc. 2008 Management Incentive Plan: Addendum 1
Senior Vice President of Sales Supplemental Incentive
     The Senior Vice President of Sales (“Participant”) shall be eligible to earn an annual “Supplemental Incentive”, in addition to the Incentive set forth in this Plan based on achievement of certain levels of average Agent productivity. This Incentive shall be calculated as a percentage of Participant’s base salary as of December 31, 2008, in accordance with average Agent productivity as follows:

Agent Productivity	Incentive
(total average Closed Transactions per month)	(percentage of base salary)
.85	29%
1.0	72%
1.15	100%
This annual Supplemental Incentive shall be calculated as of December 31, 2008 and shall not be earned until it has been calculated. Participant will only be eligible to earn the incentive levels set forth expressly herein. Incentives shall not be calculated linearly and thus, Participant must achieve the next level of Agent Productivity in order to earn an increased incentive payment.
This Supplemental Incentive shall be subject to all terms and conditions set forth in this Plan.